EXHIBIT 99.1
JOINT FILING AGREEMENT
July 16, 2009
     Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.
     IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

/s/ Brian Jackelow
Brian Jackelow, attorney-in-fact for Scott A. Bommer, individually and (a) as managing member of SAB Capital Advisors, L.L.C., for itself and as the general partner of (i) SAB Capital Partners, L.P.; and (ii) SAB Capital Partners II, L.P.; and (iii) SAB Overseas Master Fund, L.P.; and (b) as managing member of SAB Capital Management, L.L.C., for itself and as the general partner of SAB Capital Management, L.P.